Exhibit 10.2

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and Release of Claims Agreement (this “Agreement”) is entered into by LifeStance Health Group, Inc. (“LifeStance”), and Gwendolyn Booth (“Employee”).

RECITALS

A.
Prior to June 30, 2022, Employee was employed by LifeStance;
B.
Employee and LifeStance have agreed to terminate Employee’s employment with LifeStance effective at the end of the business day on June 30, 2022;
C.
Employee and LifeStance desire to resolve all disputes that may exist between them, whether known or unknown, including, but not limited to, disputes relating to Employee’s employment relationship with LifeStance and the termination of that employment relationship by LifeStance. To that end, Employee and LifeStance agree as set forth below.

AGREEMENT

1.
Termination Date and Final Compensation. Employee acknowledges that her employment with LifeStance will end effective at the end of the business day on June 30, 2022 (the “Termination Date”) and thereafter Employee shall enter into a consulting role with LifeStance in accordance with Section 2 below. Regardless of whether Employee signs this Agreement, LifeStance will, in accordance with State law, pay Employee (i) Employee’s base salary for the final payroll period of her employment, through the Termination Date, and (ii) reimbursement for business expenses incurred by Employee but not yet paid to Employee as of the Termination Date, in accordance with LifeStance’s reimbursement procedures and practices in effect from time to time; provided, that Employee submits all expenses and supporting documentation required within ten (10) days of the Termination Date. Employee acknowledges and agrees that nothing contained in this Agreement or the Separation Documents (as defined below) shall give rise to a claim for “Good Reason” (as defined in the Employment Agreement), under any equity-related plan or agreement, or for any other purpose.
2.
Separation Consideration. In consideration of Employee (i) entering into this Agreement, (ii) entering into an effective release of claims in substantially the form of the General Release, if requested by LifeStance, on or promptly following the end of the consulting period, and (iii) complying with her obligations under this Agreement and any other agreements with LifeStance or any of its affiliates, LifeStance agrees to (i) pay out any accrued and unused PTO of Employee, (ii) enter into the Consulting Agreement set forth as Exhibit A hereto (the “Consulting Agreement”), (iii) amend the Restricted Stock Unit Award Agreement dated June 9, 2021 as set forth on Exhibit B hereto (the “RSU Amendment”), and (iv) amend the Stock Transfer Restriction Agreement dated June 9, 2021 as set forth on Exhibit C hereto (the “Stock Transfer Amendment”) (the Consulting Agreement, the RSU Amendment and the Stock Transfer Amendment, together with this Agreement, sometimes referred to as the “Separation Documents”). Further, LifeStance agrees that, so long as Employee continues to provide consulting services pursuant to the Consulting Agreement, Employee shall continue to vest in Employee’s outstanding equity awards in accordance with their terms and such consulting services shall constitute “Employment” or “Service” (each as defined in the applicable award agreement), as applicable, thereunder. The compensation and benefits provided under the Separation Documents are collectively referred to herein as the “Separation Consideration.”
3.
No Further Compensation. The parties agree that the Separation Consideration is in complete satisfaction of any and all compensation or benefits due to Employee from LifeStance, whether for services provided or otherwise, through the Termination Date, and that, except as expressly provided under the Separation Documents, no further compensation or benefits are owed or will be paid or provided to Employee.
4.
General Release by Employee. In consideration of LifeStance entering into the Separation Documents and providing the Separation Consideration, Employee agrees as follows:
a.
Employee acknowledges that the terms of this Agreement and the Separation Documents provide Employee rights that are greater than, and are in lieu of, those that might be available under any other agreements with LifeStance or under any LifeStance severance or separation pay plans and programs for which she is eligible (collectively the “Other Agreements and Programs”). Employee acknowledges that she will not be entitled to, and does hereby waive, any rights under the Other Agreements and Programs, including, but not limited to any severance payments under the Employment Agreement. Employee also acknowledges that this Agreement is intended to, and shall, supersede and replace any other compensation due to Employee now or in the future under the Other Agreements and Programs. Further, Employee acknowledges and agrees that Sections 7, 8, 9(a)(i), 9(b), 9(c), 9(e), 9(f) and 10 of the Employment Agreement are hereby incorporated by reference into this Agreement and form a part hereof, provided, that for purposes of determining the applicable time periods under such Sections, the term of the Consulting Agreement shall be added to Employee’s term of employment with the Company (i.e., Employee shall not be considered to have terminated employment, and the post-termination period of restriction shall not commence, until such time as Employee ceases to provide consulting services under the Consulting Agreement).
b.
In exchange for the Separation Consideration, Employee, on behalf of herself and her affiliates, predecessors, successors, heirs, agents and assigns, hereby irrevocably and unconditionally releases, waives and forever discharges LifeStance and its affiliates, shareholders, predecessors, successors, assigns, representatives, officers, directors, agents, employees, and any other person or entity affiliated, connected or associated with or in any way related to LifeStance (collectively “Releasees”) from all legal, statutory, and equitable claims and from all causes of action, suits, obligations, liabilities, demands, complaints, damages, losses, debts, costs and expenses, known or unknown, suspected or not, which Employee may have or claim to have (regardless of whether Employee has asserted or is aware of the claim) through, or based on any set of facts in existence on, the date that Employee signs this Agreement, including those relating in any way to either Employee’s employment relationship or termination of employment relationship with LifeStance or any other matter. The parties intend that this release shall be broadly construed in favor of LifeStance and the Releasees.
c.
This release includes all claims arising under any federal, state, county or local law prohibiting employment relationship discrimination on the basis of age, color, disability, ethnic or national origin, marital status, military status, race, religion, sex, sexual orientation, or other factor. The release specifically includes all claims under the federal Age Discrimination in Employment Act, as well as under the federal Family and Medical

Leave Act, the any applicable state Law Against Discrimination, and the Alaska Equal Pay Act, that arose or accrued before Employee signed this Agreement. The release also includes all claims arising under any other statute, tort, contract, promise, or representation, written or oral, including claims for wrongful or retaliatory termination, actual or punitive damages, compensation, commissions, bonuses, severance, vacation pay or other paid leave or time off, payments or other benefits under employee pension and welfare benefit plans, and attorneys’ fees and costs. Employee acknowledges that there are no accrued or vested benefits. The foregoing release does not apply to any claims arising under the Separation Documents.
d.
The release does not waive any rights provided by the Separation Documents and to benefits that are fully accrued and vested. It also does not waive claims or rights that as a matter of law cannot be waived by this Agreement, including filing a charge with, testifying, or participating in an investigation conducted by certain government agencies. It does, however, waive any right to monetary recovery if any agency (such as the U.S. Equal Employment Opportunity Commission) pursues any claims on Employee’s behalf. Employee acknowledges and agrees that she has disclosed any potential non-compliance with laws or regulations that she is aware of as of the date hereof to LifeStance’s Chief Compliance Officer.
e.
Notwithstanding the foregoing, Employee does not waive rights, if any, she may have to unemployment insurance benefits or workers’ compensation benefits. Nothing in this paragraph prohibits Employee from paying COBRA premiums to maintain her participation, if any, in LifeStance’s group health plan to the extent allowed by law and by the terms, conditions, and limitations of the health plan.
f.
For the purpose of implementing a full and complete release and discharge of the Releasees, Employee expressly acknowledges that, except as provided herein, this Agreement is intended to include in its effect, without limitation, all claims that Employee did not know of or suspect to exist in her favor at the time of the execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would have materially affected the settlement of this matter, and that the consideration received from each other was also for the release of those claims and contemplates the extinguishment of any such claims.
5.
Continued Protection of Confidential Information. Employee agrees that she will not at any time, directly or indirectly, without written authorization from LifeStance, make use of or disclose to any Person any business-related, proprietary, secret and/or confidential information, knowledge, trade secrets, or other confidential data relative to the business, products, services, practices, or patients or customers of LifeStance or its affiliates coming within her possession during her employment relationship with LifeStance. Such information includes, but is not limited to, trade secrets, salaries, financial information, patient information, marketing information, pricing, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature. As used herein, “Person” means an individual, corporation, partnership, limited liability Company, or other form of business entity. Employee acknowledges that nothing in this Agreement shall alter or affect her continuing obligations under any non-disclosure agreement or non-competition agreement she executed during her employment relationship with LifeStance.
6.
No Pending Proceeding. Employee represents and warrants that she has not filed any complaints, charges, or claims for relief against LifeStance or any other Releasee with any local, state or federal court or administrative agency which currently are outstanding. Employee agrees that if she has done so, she will forthwith dismiss all such complaints, charges and/or claims for relief with prejudice. Employee furthers agrees and covenants not to bring any complaints, charges or claims against LifeStance or any other Releasee with respect to any matters arising out of her employment relationship with LifeStance or the termination of that employment relationship by LifeStance. Employee further represents that she is not aware of any injury or disease that may have arisen out of her employment relationship with LifeStance for which a workers’ compensation claim or proceeding may be filed by or for her after signing this Agreement.
7.
Return of Property. Employee represents and warrants that she has returned to LifeStance all documents, property and records owned by, belonging to or created by LifeStance, or any other Releasee, and all copies thereof (the “LifeStance Property”). Employee also represents and warrants that she has not retained any copies of any LifeStance Property and that she has no LifeStance Property in her/her possession, custody or control. The LifeStance Property includes, but is not limited to, keys, wares, products, complete and/or partial documents, correspondence, reports, memoranda, notes, software, computer disks, manuals, computerized information and reports. Further, from June 30, 2023 forward (or upon the earlier termination of the Consulting Agreement), Employee shall not access any systems or vendor portals of LifeStance.

8.
Non-Disparagement. Employee agrees that she will not disparage or criticize LifeStance or any other Releasee, or their products, services, practices, business affairs and/or financial condition, to any third person or entity.
9.
Return of Separation Consideration. Employee agrees that if she breaches any provision of this Agreement or any other obligations to the Company or any of its affiliates, she will not be entitled to, and therefore will not receive (and will be obligated to return, to the extent already received, upon request by LifeStance), any of the Separation Consideration and she will forfeit any entitlement the Separation Consideration.
10.
No Admission. Employee and LifeStance acknowledge that this Agreement does not constitute an admission of any fault, liability or wrongdoing by LifeStance or any other Releasee, nor an admission that Employee has any claim whatsoever against LifeStance or any other Releasee. LifeStance and all other Releasees specifically deny any liability to, or wrongful acts against, Employee.
11.
Authority. Both Employee and LifeStance represent and warrant that they have not previously assigned, conveyed or pledged to any third person any claims released by this Agreement, and that they have full right and authorization to waive, relinquish and compromise those claims as set forth above.
12.
Waiver. No waiver, express or implied, by either party of any breach of this Agreement shall be considered a waiver of any other breach.
13.
Complete Agreement. Both Employee and LifeStance agree that the Separation Documents contain the entire agreement and understanding between them concerning the subject matter hereof, and that Separation Documents supersede and replaces all prior negotiations, proposed agreements, agreements or representations. Except as set forth in the proceeding sentence, LifeStance and Employee agree and acknowledge that neither LifeStance, Employee, nor any agent or attorney of either, has made any representation, warranty, promise or covenant whatsoever, express or implied, not contained in this Agreement, to induce the other to execute this Agreement.
14.
Attorneys’ Fees. Both Employee and LifeStance agree that in the event that a dispute shall arise concerning this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all attorneys’ fees and costs incurred by the prevailing party in connection with such dispute, regardless of whether such dispute results in the filing of a lawsuit.
15.
Choice of Law. Both Employee and LifeStance agree that this Agreement, and any claims related to this Agreement, and/or Employee’s employment relationship with LifeStance, whether such claims are in the nature of tort, contract, or otherwise, shall be construed in accordance with the laws of the State of Washington.
16.
Venue. Both Employee and LifeStance consent and submit to the jurisdiction of any state or federal court of the State of Washington in any action or proceeding arising out of, or related in any way to, this Agreement. Both Employee and LifeStance waive any right they may have to contest the personal jurisdiction of the courts of the State of Washington. Both Employee and LifeStance agree that all claims of whatever type arising out of, or related in any way to, this Agreement, the employment relationship between Employee and LifeStance, or the termination of that relationship by LifeStance shall be brought exclusively in a state or federal court in King County, Washington. Both Employee and LifeStance waive any defense of inconvenient forum to the maintenance of any action or proceedings so brought, and waive any bond, surety, or other security that might be required of any party. Employee and LifeStance each agree that if any action or proceeding arising out of, or related in any way to, this Agreement is brought in any other court or forum other than a state or federal court in King County, Washington, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.
17.
Acknowledgment. Employee acknowledges that she has read this Agreement carefully and that she fully understands this Agreement. Employee acknowledges that she has executed this Agreement voluntarily and of her own free will, and that she is knowingly and voluntarily releasing and waiving all claims she may have against LifeStance and any other Releasee.
18.
Headings. The headings appearing in this Agreement are solely for the convenience of the reader and shall not affect the interpretation or meanings of the provisions set forth.
19.
Counterpart Originals. This Agreement may be executed in counterparts, which together will be considered one document. A facsimile signature shall be deemed an original signature.
20.
Waiver and Revocation. You are advised that this Agreement specifically refers to rights and claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 626(f)(1)(F)(i), you have twenty-one (21) days in which to consider the terms of this Agreement and to consult with your attorney. Pursuant to 29 C.F.R. § 1625.22(e)(6), you may knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in 29 U.S.C. § 626(f)(1)(F)(i) if you choose to execute this Agreement before the expiration of such period. Pursuant to 29 U.S.C. § 626(f)(1)(G), you will have seven (7) days after your execution of this Agreement to revoke the ADEA portion of this Agreement. If you elect to so revoke the ADEA portion of this Agreement, you shall contact LifeStance immediately. In the event you revoke your Agreement, you will not receive the compensation specified in Section 2.
21.
Effective Date. This Agreement shall become effective as of the date Employee executes it or, with respect to the ADEA portion of this Agreement, the date that is seven (7) days after Employee’s execution of this Agreement.

LifeStance Health Group, Inc.

By:	/s/ Ryan Pardo	/s/ Gwendolyn Booth
Its:	Chief Legal Officer	Gwendolyn Booth
Date:	May 22, 2022

Exhibit A

Consulting Agreement

Exhibit B

RSU Amendment

Exhibit C

Stock Transfer Amendment